Exhibit 5.1

www.duanemorris.com May 24, 2010 Hill International, Inc. 303 Lippincott Centre Marlton, NJ 08053	FIRM and AFFILIATE OFFICES

NEW YORK

LONDON

SINGAPORE

LOS ANGELES

CHICAGO

HOUSTON

HANOI

PHILADELPHIA

SAN DIEGO

SAN FRANCISCO

BALTIMORE

BOSTON

WASHINGTON, DC

LAS VEGAS

ATLANTA

MIAMI

PITTSBURGH

NEWARK

WILMINGTON

PRINCETON

LAKE TAHOE

HO CHI MINH CITY

Re:	Hill International, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Hill International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3, Securities and Exchange Commission File No. 333-162298 (the “Registration Statement”), for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be sold by the selling security holders named in the Registration Statement.

The Shares were issued by the Company pursuant to the earn-out provisions of the Agreement and Plan of Merger dated December 5, 2005 by and among the Company (formerly known as Arpeggio Acquisition Corporation), Hill International, Inc., the Company’s predecessor (“Old Hill”), and certain stockholders of Old Hill (as such Agreement and Plan of Merger was amended on December 30, 2005, the “Merger Agreement”).

In connection with the opinion set forth in this letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

DUANE MORRIS LLP
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

Hill International, Inc. May 24, 2010 Page 2

The opinion set forth above is limited to the laws of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ DUANE MORRIS LLP